Exhibit 99.1

J. C. PENNEY COMPANY, INC. AND MARTHA STEWART LIVING OMNIMEDIA, INC.

ANNOUNCE STRATEGIC ALLIANCE

Leading Retailer Joins Forces with Premier Lifestyle Brand to Create In-Store and Online

Retail Experience Featuring Martha Stewart Products and Know-How

J. C. Penney Company Invests $38.5 Million in Martha Stewart Living Omnimedia

at $3.50 Per Share for 16.6 Percent Stake

Commercial Agreement Expected to Generate At Least $200 Million in Revenues for MSLO

MSLO to Pay a Special Dividend of $0.25 Per Share

Plano, Texas and New York, Dec. 7, 2011 – J. C. Penney Company, Inc. (NYSE: JCP) (“J. C. Penney”) and Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) (“MSLO”) today announced they have entered into a strategic alliance and will join forces to create a unique and comprehensive retail experience featuring Martha Stewart products, know-how and advice.

Beginning in February 2013, customers will be able to visit distinct Martha Stewart retail stores inside the majority of jcpenney department stores. These Martha Stewart stores are intended to be destinations where consumers can experience an engaging and inspiring environment and buy a variety of affordable, high-quality home and lifestyle merchandise designed and curated by Martha Stewart and her team. Staffed by trained associates, the Martha Stewart stores will also give consumers direct access to the products and educational tips that have made Martha Stewart America’s leading lifestyle expert. J. C. Penney will market and source the products.

Under the terms of this 10-year commercial agreement, the two companies will also jointly develop an e-commerce site, expected to launch in 2013. The site will offer Martha Stewart expertise and enable consumers to purchase a wide range of home and lifestyle products, including those sold in the Martha Stewart stores inside jcpenney, and other merchandise designed or selected by Martha Stewart. MSLO is expected to receive in excess of $200 million from J. C. Penney over the initial 10-year contract period.

J. C. Penney has invested $38.5 million for 11 million newly issued shares of Class A common stock at $3.50 a share, for a 16.6 percent stake in MSLO. In addition, J. C. Penney will have representation on MSLO’s Board of Directors.

MSLO also announced today that it will pay a special dividend of $0.25 per share on Dec. 30 to shareholders of record as of Dec. 19.

Ron Johnson, chief executive officer of J. C. Penney Company, Inc., said, “I have long admired Martha Stewart’s extraordinary influence on the way American families live and enjoy their lives. For nearly two decades she has been the primary person we turn to for advice regarding food, entertaining, decorating, and celebrating life’s memorable moments. The opportunity to work with Martha and create an entirely new shopping experience, both in-store and online, is a once in a lifetime opportunity. The Martha Stewart brand embodies quality, beauty, inspiration and possibility and we intend for Martha Stewart stores to be a key centerpiece of our new strategy to transform jcpenney into America’s Favorite Store.”

Martha Stewart, founder and director of MSLO, said, “Ron Johnson is a true innovator and someone who has been fundamentally redefining the retail experience. I am greatly impressed with his plans for changing an American classic, J. C. Penney, to make it a very new and different shopping experience. To partner with J. C. Penney, Ron and his extraordinary team is a big and important step in realizing my dream of putting our Martha Stewart designed products within easy reach of an even broader consumer audience. I’m also very excited to work with J. C. Penney to create an online shopping experience, which will offer a broad range of Martha Stewart products. I cannot wait to get started on this new venture.”

Mr. Johnson added, “The objective of our partnership with MSLO is to unlock the full potential of Martha Stewart’s extraordinary assets in new and exciting ways. Our investment in their company will allow J. C. Penney to share in the upside of the work we do together both as an investor and as a retail partner. We look forward to working with the entire MSLO leadership team through our representation on the MSLO Board of Directors to create long-term economic value for shareholders.”

Lisa Gersh, president and chief operating officer of MSLO, said “The strategic alliance we’ve announced today with J. C. Penney strengthens our balance sheet, will enhance the reach of our brands and expand our vibrant merchandising and media presence for the benefit of all of our partners. We believe this alliance is an important step in positioning our company for the future. J. C. Penney also recognizes the powerful cross-promotional value and reach this alliance represents in light of our magazine, digital and broadcast properties. We are excited to work closely with the J. C. Penney team to help drive the success of our respective businesses.”

Blackstone Advisory Partners served as financial advisor to MSLO in connection with the J. C. Penney investment, and Paul, Weiss, Rifkind, Wharton & Garrison LLP served as its legal advisor. J. C. Penney’s financial advisor was Peter J. Solomon Company and its legal advisor was Skadden, Arps, Slate, Meagher & Flom LLP.

About J. C. Penney Company, Inc.

J. C. Penney Company, Inc., one of America’s leading retailers, operates over 1,100 jcpenney department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com. Serving more than half of America’s families each year, the jcpenney brand offers a wide array of private, exclusive and national brands which reflect the Company’s vision to be America’s shopping destination for discovering great styles at compelling prices. Traded as “JCP” on the New York Stock Exchange, the $17.8 billion retailer is transforming its organization to build a sustainable, profitable enterprise that serves its customers, engages its associates and rewards its shareholders. For more information, visit www.jcpenney.net.

About Martha Stewart Living Omnimedia, Inc.

Martha Stewart Living Omnimedia, Inc. (MSLO) is a leading provider of original “how-to” information, inspiring and engaging consumers with unique lifestyle content and high-quality products. MSLO is organized into the following business segments: Publishing, Broadcasting and Merchandising. MSLO is listed on the New York Stock Exchange under the ticker symbol MSO.

For J. C. Penney, Inc.	For Martha Stewart Living Omnimedia, Inc.

Media Relations	Media Relations
Darcie Brossart and Rebecca Winter	Jeanne Meyer
(972) 431-3400	(212) 827-8246
jcpcorpcomm@jcpenney.com	jmeyer@marthastewart.com

Investor Relations	Investor Relations
Kristin Hays and Angelika Torres	Katherine Nash
(972) 431-5500	(212) 827-8722
jcpinvestorrelations@jcpenney.com	knash@marthastewart.com